Exhibit 99.1

QVC Provides Update on Rocky Mount, N.C. Facility Fire Team Member & Community Support Efforts

December 28, 2021:  QVC provided the following update related to the fire at its Rocky Mount, N.C. distribution facility.

In the wake of the fire at our Rocky Mount fulfillment center, we have mobilized across our business to support our Rocky Mount teams impacted by this tragic event. QVC is still assessing the impact of the fire and, while we haven’t made any long-term decisions about the site, we already know the building will be closed for an extended period and there will not be work there for the team for the foreseeable future. Therefore, we have announced the following to our Rocky Mount team members:

•	We have extended shutdown pay for Rocky Mount team members through February 1, 2022 (a small number may have extended transition schedules, depending on departmental needs).
•	After February 1, applicable separation benefits will begin for impacted team members.
o	All team members will be eligible to receive at least four weeks of separation pay or a lump sum equivalent.
o	Team members enrolled in one of our benefits plans will have continued coverage until the end of February and then would be eligible for COBRA coverage.
•	We will provide career transition services to impacted team members, including potential internal roles with the company in other locations as well as partnerships through local organizations for additional job opportunities, financial education, interview training, resume writing support, and job search training.
•	We will leverage our Team Member Relief Fund to support impacted team members and will ensure that $1 million is in this fund. This fund provides financial grants to team members affected by disasters.
•	The Rocky Mount community is important to us and our team members. QVC is donating $100,000 to the Edgecombe - Rocky Mount Employees Assistance Fund (created by United Way Tar River, Carolinas Gateway Partnership, and the Rocky Mount Chamber of Commerce) and will be making a donation to many of the first responder organizations that helped fight the fire.
•	We join our Rocky Mount colleagues in mourning the loss of Kevon Ricks, our contractor colleague who lost his life in the fire.

The above actions are in addition to a $500 emergency allowance provided last week to every Rocky Mount team member to help cover miscellaneous expenses associated with this tragedy. We also set-up an alternate site for team members to gather in-person and meet with our People team and leaders for one-on-one support.

We extend our sincere gratitude to the first responders and state and local authorities for their support and commitment to the Rocky Mount community during this difficult time. We also wish to thank the many team members from across our company who are or have been onsite in North Carolina to assist our local leaders and colleagues in this crisis. Finally, we share our appreciation to our QVC customers, community members, and team members worldwide for the many messages of care and concern since the fire.

Note - All benefits are for team members employed directly by QVC. Our contractor colleagues will work with their employers for any next steps.

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